Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FIRST QUARTER 2021 RESULTS
NEW YORK (April 28, 2021) - Altice USA (NYSE: ATUS) today reports results for the first quarter ended March 31, 2021.
Dexter Goei, Altice USA Chief Executive Officer, said: “I am delighted to share that 2021 is off to a great start, positioning us well for the rest of the year. We continue to see increased demand for broadband and higher speeds as we accelerate our best-in-class network performance through our investments in fiber and enhance our product offerings. Our team's ongoing commitment to serving our customers continues to be reflected by our strong broadband customer results and financials in the quarter. Furthermore, we delivered best-ever first quarter free cash flow performance, supporting an incremental $523 million in share repurchases. Earlier this month we closed our Morris Broadband acquisition, and we continue to look for opportunities to expand our footprint to complement our numerous organic growth opportunities, including accelerated new builds and fiber upgrades."
Key Financial Highlights
•Total Revenue grew +1.2% YoY in Q1 2021 to $2.48 billion, driven by Broadband revenue growth of +9.6% YoY.
•Net income attributable to stockholders was $274.1 million in Q1 2021, or $0.58/share on a diluted basis, compared to a net loss of ($0.9) million in Q1 2020, or $0.00/share on a diluted basis.
•Net cash flows from operating activities were $749.6m in Q1 2021, compared to $593.6m in Q1 2020.
•Adjusted EBITDA(1) increased +4.2% YoY in Q1 2021 to $1.07 billion with a margin of 43.4% (growth of +3.7% YoY and a margin of 44.1% ex-mobile(2)).
•Cash capex of $212.8 million in Q1 2021 represented 8.6% of revenue, and was down 28.9% YoY mainly due to reduced FTTH and CPE spend.
•Operating Free Cash Flow(1) for Q1 2021 increased +17.7% YoY to $862.0 million, reflecting Adjusted EBITDA growth and lower capital spending on a YoY basis.
•Free Cash Flow(1) increased +82.3% YoY in Q1 2021 to $536.8 million.
•Share repurchases were approximately $522.7 million in Q1 2021.

Q1-21 Summary Financials	Three Months Ended March 31,
($k)	2021	2020
Revenue	$2,478,821	$2,450,256
Net income (loss) attributable to Altice USA, Inc. stockholders	274,136	(858)
Adjusted EBITDA(1)	1,074,805	1,031,379
Capital Expenditures (cash)	212,791	299,082

Revenue and Adjusted EBITDA Detail	Q1-21

Total Revenue Growth YoY	+1.2%
Residential Revenue Growth YoY	+1.3%
Business Services Revenue Growth YoY	+0.7%
News & Advertising Revenue Growth YoY	(0.4)%

Adjusted EBITDA Growth YoY	+4.2%
Adjusted EBITDA Margin	43.4%
Adjusted EBITDA Margin ex-mobile	44.1%

(1)See “Reconciliation of Non-GAAP Financial Measures” on page 7 of this release. Operating Free Cash Flow defined as Adjusted EBITDA less cash capital expenditures, and Free Cash Flow defined as net cash flows from operating activities less cash capital expenditures.
(2)Q1 2021 Adjusted EBITDA growth of +3.7% and margin of 44.1% exclude approximately $11.0m of losses related to Altice USA’s mobile business in the current period and $15.6m of losses in Q1 2020.

Earnings Release

Residential reported and adjusted customer relationships and net additions(3)
Ending customers (000s)	Q1-20	Q2-20	Q3-20(4)	Q4-20	FY-20(4)	Q1-21
Reported residential ending subscribers	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4
Adjusted residential ending subscribers (excluding >90 Day)	4,568.4	4,603.3	4,641.0	4,639.2	4,639.2	4,647.4

Reported broadband ending subscribers	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8
Adjusted broadband ending subscribers (excluding >90 Day)	4,237.4	4,289.9	4,341.4	4,350.6	4,350.6	4,370.8

Net Additions (000s)
Residential customer relationships (000s)	Q1-20	Q2-20	Q3-20(4)	Q4-20	FY-20(4)	Q1-21
Reported net additions	35.2	52.9	7.7	(15.0)	80.8	(1.0)
Less increase (plus improvement) in FCC Pledge and NJ Order >90 Day	0.0	18.1	4.4	(22.4)	0.0	0.0
Less increase (plus improvement) in Storm-affected >90 Day	0.0	0.0	0.0	9.2	9.2	(9.2)
Adjusted net additions (excluding >90 Day)	35.2	34.9	3.4	(1.8)	71.6	8.2

Broadband customers (000s)	Q1-20	Q2-20	Q3-20(4)	Q4-20	FY-20(4)	Q1-21
Reported net additions	50.0	70.4	26.0	(4.3)	142.1	11.5
Less increase (plus improvement) in FCC Pledge and NJ Order >90 Day	0.0	17.9	4.3	(22.1)	0.0	0.0
Less increase (plus improvement) in Storm-affected >90 Day	0.0	0.0	0.0	8.7	8.7	(8.7)
Adjusted net additions (excluding >90 Day)	50.0	52.6	21.7	9.2	133.5	20.2

Key Operational Highlights
•Total unique Residential customer relationships grew +1.7% YoY in Q1 2021. Reported unique Residential customers net losses were -1k in Q1 2021. Adjusted for the retention activity of subscribers who were affected by Hurricanes Laura and Delta and previously had balances outstanding that were more than 90 days past due ("former storm-affected >90 day subscribers")(3), Residential customer net additions would have been +8k, compared to +35k Residential customer net additions in Q1 2020.
•Residential Broadband RGUs: Reported quarterly Residential broadband net additions were +12k in Q1 2021, or +20k adjusted for the retention of former storm-affected >90 day subscribers, compared to +50k broadband net additions in Q1 2020.
•Residential Video RGUs: Reported quarterly video net losses were -54k in Q1 2021, or -50k adjusted for the retention of former storm-affected >90 day subscribers, compared to -42k in Q1 2020.
•Residential revenue grew +1.3% YoY in Q1 2021 to $1.98 billion:
◦Residential revenue per customer relationship in Q1 2021 was down -0.8% YoY to $142.24 vs. $143.39 in Q1 2020.
•Business Services revenue grew +0.7% YoY in Q1 2021 with Lightpath growing +2.4% YoY and SMB / Other revenue growing +0.2% YoY. We believe early reopening activity is encouraging, with seasonal businesses opening earlier than usual this year. Lightpath continues to gain momentum in the education and healthcare verticals, driven by elevated connectivity needs during the pandemic.

(3)"Reported" and “Adjusted” figures shown include and exclude, respectively, FCC Pledge customers, New Jersey Executive Order customers, and customers affected by storms who have balances outstanding more than 90 days past due at the end of each quarter. Subsequently, when these customers become current, they are included in both the “Reported” and the “Adjusted” numbers as they are both included within the base of customers and considered current on payment. In Q1 2021, customers who were affected by storms and who had balances outstanding more than 90 days past due were brought current due to a combination of balance forgiveness, cash payments, and payment plans.
(4)Q3-20 and FY-20 include Service Electric Cable T.V. of New Jersey (“Service Electric”) acquired subscribers in the ending period count. Net additions are organic and exclude Service Electric acquired subscribers. Q3-20 Service Electric of New Jersey ending subscribers added on a reported basis are 34.4k Residential customer relationships, 29.7k broadband, 18.6k video, and 5.9k voice, and on an adjusted basis are: 32.8k Residential customer relationships, 28.3k broadband, 17.9k video, and 5.7k voice.

Earnings Release

•News and Advertising revenue was flat at -0.4% YoY in Q1 2021, supported by ongoing recovery in local and regional advertising. In April, Cheddar completed a rebranding campaign to "Cheddar News" with a tag line of “Look Forward,” to focus on expanding its range of news offerings that highlight both the technology and innovation coverage of the network. Cheddar has seen a +14% increase in viewing streaming minutes and +16% increase in website traffic in Q1 2021 compared to Q1 2020.
•Altice Mobile has approximately 174k mobile lines as of March 31, 2021 (+5k net additions in Q1 2021), generating revenue of $19.2 million for the quarter (up +4.8% YoY), and reaching 3.7% penetration of Altice USA's Residential customer base. At the end of March 2021, substantially all of Altice Mobile customers have migrated onto the T-Mobile network from the Sprint network, with improved network quality contributing to a 20% reduction in churn in Q1 2021 compared to Q4 2020.
•Increased network usage and demand for higher broadband speeds: In Q1 2021, the Company saw an increase of +39% YoY in average data usage per customer. Broadband-only customer usage averaged 613 GB per month in Q1 2021, which is 26% higher than the average usage of all customers. The average broadband speeds taken by Altice USA’s customer base has more than doubled in the past three years to 302 Mbps at the end of Q1 2021. Over 50% of our broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds.
•Increase in 1 Gig broadband sell-in: 1 Gig broadband capability is available across 92% of Altice USA's consolidated footprint. In Q1 2021, 1 Gig sell-in to new customers increased to 43% where 1 Gig services are available, up from 13% in Q1 2020. Less than 10% of the total customer base currently take Gigabit speeds, representing a significant growth opportunity for the Company.
•FTTH strategy and update: At the end of Q1 2021, Altice USA covered over 1 million homes with FTTH technology available for service, with FTTH sell-in to new customers increasing to approximately two-thirds of gross additions in areas where FTTH is available in Q1, up from 14% in Q1 2020. Penetration of FTTH passings is 3.6% compared to 0.7% in Q1 2020. The Company remains positive on the future of its FTTH deployment initiatives and confident in delivering a better customer experience, as well as both capex and opex efficiencies following the completion of its FTTH build.
•Increase in new-builds: Altice USA has been accelerating the pace of its network edge-outs, adding 34k homes passed in Q1 2021 and a total of 233k homes passed in the last twelve months (163k homes passed on an organic basis excluding Service Electric). The Company is seeing strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas, and this remains a focus area for growth.
Financial Outlook Reiterated
The Company reiterates its financial outlook for FY 2021:
•Revenue: Growth
•Adjusted EBITDA: Growth
•Cash capital expenditures: $1.3 to $1.4 billion
•Year-end leverage target (CSC Holdings, LLC debt silo): < 5.3x net debt / Adjusted EBITDA on an L2QA basis
•Share repurchases: $1.5 billion
The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA on an L2QA basis for its CSC Holdings, LLC debt silo over time.

Earnings Release

Balance Sheet Review
For the quarter and year ended March 31, 2021:
•Consolidated net debt for Altice USA at the end of Q1 2021 was $24,607 million on a reported basis(5), representing consolidated net leverage of 5.5x Adjusted EBITDA at the end of Q1 2021 on an L2QA basis (5.5x last-twelve months or "LTM").

•Net debt for CSC Holdings Restricted Group was $23,261 million at the end of Q1 2021(5), representing net leverage of 5.5x Adjusted EBITDA on an L2QA basis (5.5x LTM). The weighted average cost of debt for CSC Holdings, LLC was 4.7% as of the end of Q1 2021 and the weighted average life was 6.3 years.
•Net debt for Cablevision Lightpath LLC was $1,405 million at the end of Q1 2021(5), representing net leverage of 6.4x Adjusted EBITDA on an L2QA basis (6.4x LTM). The weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q1 2021 and the weighted average life was 6.5 years.

Additional Highlights and Announcements
Altice USA Completes Acquisition of Morris Broadband
On April 6, 2021, Altice USA completed the previously announced acquisition of the assets of Morris Broadband, LLC (“Morris Broadband”). The transaction expands Altice USA’s footprint in North Carolina, where the Company already has a presence with its Suddenlink business, and implies an enterprise value of $310 million total for the Morris Broadband business on a debt-free and cash-free basis. Following this acquisition, North Carolina represents the sixth largest state for Altice USA out of its 21 states of operations in terms of number of residential customers, demonstrating the Company’s commitment to invest heavily in the region with additional resources and network investments.
Morris Broadband is a rapidly growing broadband communications services company providing high-speed data, video and voice services to approximately 37,000 residential and business customers in western North Carolina. As of December 31, 2020, Morris Broadband passed approximately 89,000 homes throughout growing communities including Hendersonville, Franklin, Sylva, Nebo and West Jefferson with broadband penetration of approximately 35%.
With this transaction, Morris Broadband will benefit from enhanced scale, operating efficiencies and further investment support that are at the core of the Company’s business model and strategy, including accelerated new homes build.
Smart WiFi 6
On April 26, 2021, the Company launched Smart WiFi 6, powered by the Company’s next generation WiFi 6 gateways, which delivers up to 3x faster speeds than previous WiFi technology. Smart WiFi 6 will work across a variety of different environments and home layouts, including apartment buildings and single-family homes, while maintaining network efficiency and reliability even in busy households. Intelligent band steering provides strong connection for devices no matter where the device is in the home. Faster speeds help enable quicker downloads, improve the clarity of video calls, enable a better low-latency online gaming experience, and support simultaneous streaming of 4K programming.
Share Repurchases
For the three months ended March 31, 2021, Altice USA repurchased an aggregate of 15.2 million shares for a total purchase price of approximately $522.7 million, at an average price of $34.43. As of March 31, 2021, Altice USA had 461,977,407 combined Class A and Class B shares outstanding.

(5)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Broadband	$970,571	$885,529
Video	905,834	947,061
Telephony	106,981	125,030
Residential revenue	1,983,386	1,957,620
Business services and wholesale	367,216	364,530
News and Advertising	105,070	105,540
Mobile	19,235	18,356
Other	3,914	4,210
Total revenue	2,478,821	2,450,256
Operating expenses:
Programming and other direct costs	851,864	864,514
Other operating expenses	580,433	582,309
Restructuring and other expense	3,209	7,294
Depreciation and amortization (including impairments)	434,857	547,569
Operating income	608,458	448,570
Other income (expense):
Interest expense, net	(316,312)	(363,552)
Gain (loss) on investments and sale of affiliate interests, net	73,453	(455,473)
Gain (loss) on derivative contracts, net	(53,565)	439,861
Gain (loss) on interest rate swap contracts	75,653	(54,832)
Other income, net	2,859	923
Income before income taxes	390,546	15,497
Income tax expense	(112,007)	(17,035)
Net income (loss)	278,539	(1,538)
Net loss (income) attributable to noncontrolling interests	(4,403)	680
Net income (loss) attributable to Altice USA stockholders	$274,136	$(858)
Basic net income (loss) per share	$0.58	$—
Diluted net income (loss) per share	$0.58	$—

Basic weighted average common shares	469,233	621,414
Diluted weighted average common shares	475,448	621,414

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$278,539	$(1,538)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization (including impairments)	434,857	547,569
Loss (gain) on investments and sale of affiliate interests, net	(73,453)	455,473
Loss (gain) on derivative contracts, net	53,565	(439,861)
Amortization of deferred financing costs and discounts (premiums) on indebtedness	23,039	23,944
Share-based compensation expense	28,281	27,946
Deferred income taxes	29,165	30,225
Decrease in right-of-use assets	10,816	11,474
Provision for doubtful accounts	11,133	19,880
Other	1,074	1,849
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	55,293	(4,458)
Prepaid expenses and other assets	(26,321)	(34,800)
Amounts due from and due to affiliates	4,627	3,894
Accounts payable and accrued liabilities	(29,696)	(165,728)
Deferred revenue	38,501	(5,153)
Liabilities related to interest rate swap contracts	(89,798)	122,849
Net cash provided by operating activities	749,622	593,565
Cash flows from investing activities:
Capital expenditures	(212,791)	(299,082)
Other, net	2,143	1,339
Net cash used in investing activities	(210,648)	(297,743)
Cash flows from financing activities:
Proceeds from long-term debt	150,000	—
Repayment of long-term debt	(225,863)	(18,183)
Proceeds from collateralized indebtedness, net	185,105	—
Repayment of collateralized indebtedness and related derivative contracts, net	(185,105)	—
Principal payments on finance lease obligations	(18,330)	(5,700)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	(503,645)	(726,005)
Other	393	(2,915)
Net cash used in financing activities	(597,445)	(752,803)
Net decrease in cash and cash equivalents	(58,471)	(456,981)
Effect of exchange rate changes on cash and cash equivalents	620	(424)
Net decrease in cash and cash equivalents	(57,851)	(457,405)
Cash, cash equivalents and restricted cash at beginning of year	278,686	702,160
Cash, cash equivalents and restricted cash at end of period	$220,835	$244,755

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):
	Three Months Ended March 31,
	2021	2020

Net income (loss)	$278,539	$(1,538)
Income tax expense	112,007	17,035
Other income, net	(2,859)	(923)
Loss (gain) on interest rate swap contracts, net	(75,653)	54,832
Loss (gain) on derivative contracts, net	53,565	(439,861)
Loss (gain) on investments and sales of affiliate interests, net	(73,453)	455,473
Interest expense, net	316,312	363,552
Depreciation and amortization (including impairments) (a)	434,857	547,569
Restructuring and other expense	3,209	7,294
Share-based compensation	28,281	27,946
Adjusted EBITDA	1,074,805	1,031,379
Capital Expenditures (cash)	212,791	299,082
Operating Free Cash Flow	$862,014	$732,297

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$749,622	$593,565
Capital Expenditures (cash)	212,791	299,082
Free Cash Flow	$536,831	$294,483

Earnings Release

Customer Metrics(9)(10) (in thousands, except per customer amounts)
	Q1-20	Q2-20	Q3-20	Q4-20	FY-20	Q1-21
Homes passed(6)	8,834.8	8,880.1	8,987.9	9,034.1	9,034.1	9,067.6
Residential	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4
SMB	381.7	375.7	377.5	376.1	376.1	375.8
Total Unique Customer Relationships(7)	4,950.1	4,997.1	5,040.9	5,024.6	5,024.6	5,023.2
Residential Customers:
Broadband	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8
Video	3,137.5	3,102.9	3,035.1	2,961.0	2,961.0	2,906.6
Telephony	2,359.8	2,337.1	2,279.5	2,214.0	2,214.0	2,161.2
Residential ARPU ($)(8)	143.39	144.38	138.16	140.09	142.11	142.24

(1)
(6)Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 thousand homes passed and telephony services were not available to approximately 500 thousand homes passed.
(7)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(8)ARPU calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(9)Customer metrics do not include Altice Mobile customers.
(10)Reported customer metrics for the 2020 periods include customers who have balances outstanding more than 90 days past due at the end of each quarter but who have not been disconnected (i) pursuant to the FCC Pledge that the Company made in response to the COVID-19 pandemic; (ii) pursuant to the New Jersey Executive Order No. 126 enacted in April 2020 that protects New Jersey residents from disconnection of Internet and voice services for non-payment; or (iii) in storm-affected areas. See the table on page 2 of this release for additional detail. In Q1 2021, customers affected by storms who had balances outstanding more than 90 days past due were brought current due to a combination of balance forgiveness, cash payments, and payment plans. The following table provides a reconciliation between reported and adjusted customer net additions in Q1 2021:

Q1-21 Residential Subscriber Detail
Subscribers (000s)	Customer Relationships	Broadband	Video	Phone
Reported net additions	(1.0)	11.5	(54.5)	(52.8)
Less increase (plus improvement) in Storm-affected >90 Day	(9.2)	(8.7)	(4.8)	(2.0)
Adjusted net additions (ex. >90 day)	8.2	20.2	(49.7)	(50.8)

Earnings Release

Consolidated Net Debt as of March 31, 2021

CSC Holdings, LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$575	L+2.250%	2024
Term Loan	2,888	L+2.250%	2025
Term Loan B-3	1,250	L+2.250%	2026
Term Loan B-5	2,970	L+2.500%	2027
Guaranteed Notes	1,499	5.500%	2026
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Senior Notes	1,000	6.750%	2021
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Legacy unexchanged Cequel Notes	4	7.500%	2028
CSC Holdings Gross Debt	23,365
CSC Holdings Restricted Group Cash	(104)
CSC Holdings Net Debt	$23,261

CSC Holdings Undrawn RCF	$1,762
WACD (%)	4.7%

Cablevision Lightpath LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	599	3.750%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Lightpath Gross Debt	1,464
Lightpath Cash	(58)
Lightpath Net Debt	$1,405

Lightpath Undrawn RCF	$100
WACD (%)	4.3%

Earnings Release

Altice USA Consolidated (in $m)	Actual Principal Amount
Altice USA Consolidated Gross Debt	$24,828
Cash	(221)
Total Altice USA Consolidated Net Debt	24,607
Finance leases and other notes	298
Net Debt including finance leases / other	$24,905

WACD (%)	4.7%

Net Leverage Schedules as of March 31, 2021 (in $m)

	Lightpath	CSC Holdings Restricted Group(12)	Altice USA Consolidated

Gross Debt Consolidated(11)	$1,464	$23,365	$24,828
Cash	(58)	(104)	(221)
Net Debt Consolidated	$1,405	$23,261	$24,607
LTM EBITDA	$218	$4,229	$4,458
L2QA EBITDA	$220	$4,213	$4,452
Net Leverage (LTM)	6.4x	5.5x	5.5x
Net Leverage (L2QA)	6.4x	5.5x	5.5x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,714
Unamortized Financing Costs, Net of Premiums	30
Fair Value Adjustments	84
Gross Debt Consolidated	24,828
Finance leases and other notes	298
Total Debt	25,126
Cash	(221)
Net Debt	$24,905

(11)Principal amount of debt excluding finance leases and other notes.
(12)CSC Holdings Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5.0 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "Financial Outlook". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should", "target", "remain" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.